Exhibit 3.1

Amendment No. 1 to

Agreement of Limited Partnership of

Panhandle Eastern Pipe Line Company, LP

This Amendment No. 1 (this “Amendment”) to the Agreement of Limited Partnership of Panhandle Eastern Pipe Line Company, LP, a Delaware limited partnership (the “Partnership”), dated as of the 29th day of June, 2004 (the “Partnership Agreement”), is entered into effective as of the 10th day of January, 2014, by and between Southern Union Panhandle LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, and SUG Holding Company, a Delaware corporation (“SUG Holding”), as limited partner of the Partnership. Capitalized terms used but not defined herein have the meanings given such terms in the Partnership Agreement.

RECITALS:

WHEREAS, Section 13.12 of the Partnership Agreement provides that the parties to the Partnership Agreement may amend any provision of the Partnership Agreement;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of January 10, 2014, by and among Southern Union Company, a Delaware corporation (“Southern Union”), PEPL Holdings, LLC, a Delaware limited liability company (“PEPL Holdings”), and the Partnership, each of Southern Union and PEPL Holdings merged with and into the Partnership (the “Merger”), with the Partnership surviving the Merger;

WHEREAS, in accordance with the Merger Agreement, upon the effective time of the Merger (the “Effective Time”), (a) the 1% partnership interest in the Partnership outstanding immediately prior to the Effective Time and owned by the General Partner remained unchanged and continued to remain outstanding as a 1% partnership interest in the Partnership and the General Partner continued as the sole general partner of the Partnership; (b) the 99% partnership interest in the Partnership outstanding immediately prior to the Effective Time and owned by PEPL Holdings was cancelled and (c) the common stock, par value $0.01 per share, of Southern Union outstanding immediately prior to the Effective Time and owned by SUG Holding, was converted into and became a 99% partnership interest in the Partnership; and

WHEREAS, the General Partner and SUG Holding desire to amend the Partnership Agreement to reflect the ownership of the partnership interests in the Partnership following the Merger.

NOW, THEREFORE, the parties do hereby amend the Partnership Agreement as follows:

Article I

Amendments to the Partnership Agreement

Section 1. Amendment to Section 1.1. The definition of “Limited Partner” in Section 1.1 of the Partnership Agreement is hereby amended and restated as follows:

“Limited Partner” means SUG Holding Company, a Delaware corporation, and its successors and permitted assigns as Limited Partner of the Partnership.

Section 2. Amendments to Article III. Section 3.1 and Section 3.2 of the Partnership Agreement are hereby amended and restated as follows:

Section 3.1 General Partner. The name and mailing address of the General Partner is Southern Union Panhandle LLC, 3738 Oak Lawn Avenue, Dallas, Texas 75219.

Section 3.2 Limited Partner. The name and mailing address of the Limited Partner is SUG Holding Company, 3738 Oak Lawn Avenue, Dallas, Texas 75219.

Article II

Miscellaneous

Section 1. Effect of Amendment. All other provisions of the Partnership Agreement shall remain in full force and effect in their entirety.

Section 2. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

Section 3. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 4. Severability. The invalidity or unenforceability of any particular provision of this Amendment shall not affect the other provisions hereof, and this Amendment shall be construed in all respects as if such invalid or unenforceable provision was omitted.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have adopted this Amendment as of the date first written above.

GENERAL PARTNER:

SOUTHERN UNION PANHANDLE LLC

By:	SUG Holding Company, its Sole Member

By:	/s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr. Title: Chief Financial Officer

LIMITED PARTNER:

SUG HOLDING COMPANY

By:	/s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr. Title: Chief Financial Officer

Signature Page to Amendment No. 1

to Agreement of Limited Partnership